UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Knight Trading Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KNIGHT TRADING GROUP, INC.

525 Washington Boulevard, 23rd Floor

Jersey City, New Jersey 07310

April 1, 2004

Dear Stockholder:

We cordially invite you to attend Knight Trading Group, Inc.’s annual stockholders’ meeting. The meeting will be held at the Courtyard by Marriott Jersey City/Newport, 540 Washington Boulevard, Jersey City, New Jersey 07310 on Wednesday, May 12, 2004 at 1:00 p.m.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2003 Annual Report to Stockholders. At this year’s meeting, the agenda includes the election of seven Directors and a proposal to ratify the selection of our independent auditor. Our Board of Directors recommends that you vote FOR the election of Directors and ratification of the selection of our independent auditor. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

Your vote is very important regardless of how many shares of Knight Trading Group, Inc. Class A Common Stock you own. Regardless of whether you plan to attend the Annual Meeting, your shares should be represented and voted. After reading the enclosed Proxy Statement, please submit your proxy (the “Proxy”) by touch-tone phone or through the Internet as indicated on the Proxy. Alternatively, you are requested to sign, date and return the Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time before its exercise by (1) attending and voting in person at the Annual Meeting, (2) giving notice of revocation of the Proxy at the Annual Meeting, or (3) delivering to the Corporate Secretary of Knight Trading Group, Inc. (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the Proxy previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy.

Thank you for your continued support of Knight Trading Group, Inc.

Sincerely,

Thomas M. Joyce Chief Executive Officer and President	Charles V. Doherty Chairman of the Board

KNIGHT TRADING GROUP, INC.

525 Washington Boulevard, 23rd Floor

Jersey City, New Jersey 07310

(201) 222-9400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Knight Trading Group, Inc.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) of Knight Trading Group, Inc., a Delaware corporation (“Knight” or the “Company”), will be held at the Courtyard by Marriott Jersey City/Newport, 540 Washington Boulevard, Jersey City, New Jersey 07310 on Wednesday, May 12, 2004 at 1:00 p.m., for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.	To elect seven members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such Directors’ successors are duly elected and shall have qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2004; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of record of shares of Knight Class A Common Stock at the close of business on March 19, 2004 are entitled to notice of, and to vote at, the Annual Meeting. On that day, 116,241,640 shares of Knight Class A Common Stock were outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination, for proper purposes, during ordinary business hours at Knight’s corporate offices, 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310, and at Mellon Investor Services LLC, 44 Wall Street, 6th Floor, New York, New York 10005, during the 10 days before the Annual Meeting. The list of stockholders will also be available for inspection at the Annual Meeting.

By order of the Board of Directors,

John H. Bluher Corporate Secretary

April 1, 2004

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET (AS MORE FULLY DESCRIBED ON YOUR PROXY CARD).

KNIGHT TRADING GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2004

PROXY STATEMENT

This Proxy Statement (the “Proxy Statement”) is being furnished to stockholders of Knight Trading Group, Inc., a Delaware corporation (together with its subsidiaries, except where the context otherwise requires, “Knight” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof), which will be held at the Courtyard by Marriott Jersey City/Newport, 540 Washington Boulevard, Jersey City, New Jersey 07310 on May 12, 2004 at 1:00 p.m. (the “Annual Meeting”). This Proxy Statement, the accompanying form of proxy (the “Proxy”) and the other enclosed documents are first being mailed to stockholders on or about April 12, 2004.

At the Annual Meeting, the Knight stockholders will be asked to consider and vote on proposals to: (i) elect seven members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such Directors’ successors are duly elected and shall have qualified; (ii) ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2004; and (iii) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All stockholders will need to present photo identification to be admitted into the Annual Meeting. Beneficial owners of stock held by banks, brokers or investment plans (in “street name”) will also need proof of ownership. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

The principal executive offices of the Company are located at 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310, and the telephone number is (201) 222-9400.

Solicitation and Voting of Proxies; Revocation

You may vote in any of the four following ways: (1) by attending the 2004 Annual Meeting; (2) by calling the toll-free telephone number listed on the proxy card; (3) by voting on the Internet at the address listed on the proxy card; or (4) by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided.

Shares of Knight Class A Common Stock that are entitled to vote and are represented by a Proxy properly signed and received at or before the Annual Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions for any particular matter or matters, shares of Knight Class A Common Stock represented by such Proxy will be voted as follows:

FOR the election of each of the seven nominees to the Company’s Board of Directors; and

FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2004.

The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy.

Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Annual Meeting by: (i) attending and voting in person at the Annual Meeting; (ii) giving notice of revocation of the Proxy at the Annual Meeting; or (iii) delivering to the Corporate Secretary of Knight (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the Proxy previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Knight Trading Group, Inc., 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310, Attention: Corporate Secretary, and must be received before the taking of the votes at the Annual Meeting. If you own shares held in street name and wish to vote at the Annual Meeting, you must have a legal Proxy from your broker.

The Company will bear the entire cost of the solicitation of Proxies and the cost of printing and mailing this Proxy Statement. The Company has retained the services of Mellon Investor Services LLC (“Mellon”) to assist in the solicitation of Proxies. Mellon will receive a fee from the Company for services rendered of approximately $8,500, plus out-of-pocket expenses. In addition to solicitation by mail, the Directors, officers and employees of the Company may solicit Proxies from stockholders of the Company by telephone, electronic communication or by personal interview. Such Directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

You can save the Company additional expense by electing to receive future proxy statements and annual reports electronically. If you would like to request this electronic delivery, please enroll once you have completed your voting. If your shares are held in street name, you may enroll at www.icsdelivery.com. If you are a registered stockholder, you may enroll at www.melloninvestor.com/isd.

Record Date; Outstanding Shares; Voting at the Annual Meeting

Only holders of Knight Class A Common Stock at the close of business on March 19, 2004 will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on March 19, 2004, the Company had outstanding and entitled to vote 116,241,640 shares of Knight Class A Common Stock. Shares of Knight Class A Common Stock represented by Proxies which are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be counted as votes cast in favor of the matters brought before the stockholders at the Annual Meeting. Proxies relating to street name shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Annual Meeting as to any proposal as to which authority to vote is withheld by the broker.

The presence, in person or by proxy, at the Annual Meeting of the holders of at least a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Because the ratification of PricewaterhouseCoopers LLP requires the approval of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting, abstentions will have the same effect as a negative vote on this proposal. However, broker non-votes will be disregarded and have no effect on the outcome of the vote for this matter. Abstentions from voting on the election of Directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

No Appraisal Rights

Stockholders have no rights under Delaware law, our Amended and Restated Certificate of Incorporation or our Amended and Restated By-Laws to exercise dissenters’ rights of appraisal with respect to any of the matters to be voted upon.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors of the Company will be elected by a plurality vote of the outstanding shares of Knight Class A Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the election of Directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

Knight has eight members on its Board of Directors. Except for Bruce R. McMaken who is not standing for re-election, all of the current members have been approved, recommended and nominated for re-election to the Board of Directors by our Nominating and Corporate Governance Committee and by the Board of Directors. Accordingly, the Board of Directors has resolved to reduce the size of its Board from eight to seven, effective upon the election of the new Board at the Annual Meeting. Each of the seven current Directors nominated for election this year were elected by the stockholders at the 2003 Annual Meeting of Stockholders, except for William L. Bolster and Thomas C. Lockburner who were elected to the Board of Directors in November 2003 and February 2004, respectively. The Board of Directors has determined that each of its current Directors, including all Directors standing for re-election, except for Thomas M. Joyce, our Chief Executive Officer, is independent within the meaning of the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”) director independence standards, as currently in effect.

The Board of Directors has been informed that all persons listed below are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the individuals named in the Proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

Nominees for Election as Directors

The name, age (as of April 1, 2004), principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each of the nominees for Director are set forth hereafter.

Thomas M. Joyce (49), Chief Executive Officer, President and Director of the Company has over 25 years of experience in the securities industry. Mr. Joyce has served on the Board of the Company since October 2002 and has been Chief Executive Officer and President of the Company since May 2002. From December 2001 to May 2002, Mr. Joyce was the Global Head of Trading at Sanford C. Bernstein & Co. Prior to that, Mr. Joyce was at Merrill Lynch & Co., where his most recent position was Head of Global Equity eCommerce from 1999 through 2001. Prior to that, Mr. Joyce was the Head of U.S. Equities at Merrill Lynch & Co. from 1996 to 1999. Mr. Joyce is currently a member of the Nasdaq Board of Directors. Mr. Joyce has been a member of the Archipelago Board of Directors, the Partner’s Committee of Primex Trading, and the Security Industry Association’s (“SIA”) Market Structure Committee. He also served as Chairman of Nasdaq’s Quality of Markets Committee in 1999 and 2000, and is a former member of NYSE’s Market Performance Committee and of the Merrill Lynch Europe Executive Committee. In 1977, Mr. Joyce received his degree in Economics from Harvard College.

Charles V. Doherty (70), non-executive Chairman of the Board, has served on the Board of the Company since the Company’s initial public offering, and before that, as an advisory board member of Roundtable Partners, L.L.C., the Company’s predecessor (“Roundtable”), since March 1995. Mr. Doherty has been Chairman of the Board since February 2002. He has been a Managing Director of Madison Advisory Group (formerly Madison Asset Group), an investment advisory firm, since 1993. From 1986 to 1992, Mr. Doherty was President and Chief Operating Officer of the Chicago Stock Exchange. He is a CPA and founder of Doherty, Zable & Company, an accounting firm specializing in the securities industry, where he served as President between 1974 and 1985. Mr. Doherty received his B.A. in Accounting from the University of Notre Dame in 1955 and his M.B.A. from the University of Chicago in 1967.

William L. Bolster (60), Director of the Company, has served on the Board of the Company since November 2003. Mr. Bolster was Co-Chairman and Chief Executive Officer of CNBC International from July 2001 to November 2003 and was a consultant to CNBC International until February 2004. Prior thereto, he was President of CNBC from January 1996 until July 2001. Previously, Mr. Bolster was President and General Manager of WNBC-TV in New York. Mr. Bolster received a B.A. in Business Administration from Loras College in 1967. He is a member of the Board of Directors of St. Louis University.

Gary R. Griffith (64), Director of the Company, has served on the Board of the Company since the Company’s initial public offering and, before that, as an advisory board member of Roundtable since March 1995. He has been an independent financial consultant since 1990 and has worked in investment banking and financial consulting since 1980. Before 1980, Mr. Griffith was with CBS, Inc. and Price Waterhouse. Mr. Griffith is a CPA. Mr. Griffith received a B.S. in Business Administration from Ohio State University in 1963.

Robert M. Lazarowitz (47), Director of the Company, is a former Executive Vice President of the Company. Mr. Lazarowitz has served on the Board of the Company since May 2001. In addition, before November 2000, he was a member of the Board since the Company’s inception. Mr. Lazarowitz was also a co-founder of Roundtable. Mr. Lazarowitz has over 20 years of experience in the securities and financial services industries. Before November 2000, Mr. Lazarowitz served for 12 years as Chief Financial Officer and then as Chief Operating Officer of the Company’s subsidiary, Knight Capital Markets LLC. From 1985 to 1987, he served as Chief Financial Officer of Bach Management/Investment Banking and, from 1984 to 1985, as Chief Operating Officer of Traubner Bach Co. Inc. Mr. Lazarowitz currently owns and operates a non-financial services business. Mr. Lazarowitz received his B.S. in Accounting from the University of South Florida in 1978.

Thomas C. Lockburner (64), Director of the Company, has served on the Board of the Company since February 2004. Mr. Lockburner spent more than 40 years at Deloitte & Touche LLP, where he was a partner specializing in the financial services and securities industries. During his tenure at Deloitte & Touche, Mr. Lockburner was the National Industry Director for the Securities Industry with responsibility for all of the firm’s services to its securities industry clients. He is a member of the SIA’s Financial Management and Securities Operations divisions. He also is a past member of the Executive Committees of both the Financial Management and Internal Audit divisions of the SIA. Mr. Lockburner also is a member of the American Institute of Certified Public Accountants and served as Chairman of the Stockbrokerage and Investment Banking Committee and as a member of the Commodities Futures Trading Committee. He currently is a member of the NASD’s Financial Responsibility Committee and has served as an NASD Arbitrator. Mr. Lockburner received a B.A. in Accounting from Franklin & Marshall College in 1962 and today serves on the institution’s Development Council.

Rodger O. Riney (58), Director of the Company, has served on the Board of the Company since the Company’s initial public offering and, before that, as an advisory board member of Roundtable since March 1995. He is the President of Scottrade, Inc. (“Scottrade”), a discount brokerage firm he founded in 1980. In 1969, he joined Edward Jones & Co., a brokerage firm, and in 1975 became a General Partner of that firm. Mr. Riney received a B.S. degree in Civil Engineering in 1968 and an M.B.A. in 1969, both from the University of Missouri-Columbia.

Board of Directors and its Committees

During 2003, the Company’s Board of Directors met eleven (11) times and took action by unanimous written consent on five (5) other occasions. The Company’s independent Directors also meet at regularly scheduled executive sessions on at least a quarterly basis. The Company has, as standing committees, a Finance and Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All current members of the Board of Directors attended at least 90% of its meetings and the meetings of any committees of the

Board of Directors of which they were members in 2003. Our corporate website at www.knighttradinggroup.com in the “Investors” section provides information regarding our policy on Director attendance at our Annual Meeting and last year’s attendance by our Board.

Finance and Audit Committee

The current members of the Finance and Audit Committee are Messrs. Griffith, Doherty and McMaken, each of whom are not officers or employees of the Company. Mr. Griffith serves as the Chairman of the Finance and Audit Committee. The Board of Directors has determined in its business judgment that each member is in compliance with the independence, experience and financial literacy requirements set forth by Nasdaq, The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC pursuant to The Sarbanes-Oxley Act of 2002, as currently in effect. The Finance and Audit Committee held twelve (12) meetings during 2003. The Finance and Audit Committee Report is included herein on page 18.

As Mr. McMaken will not be standing for re-election as a member of the Board of Directors, Mr. Lockburner will replace Mr. McMaken on the Finance and Audit Committee as of the date of our Annual Meeting. Mr. Lockburner is in compliance with the independence, experience and financial literacy requirements set forth by Nasdaq, The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC pursuant to The Sarbanes-Oxley Act of 2002, as currently in effect. The Board of Directors has determined in its business judgment that Messrs. Griffith, Doherty and Lockburner are each an “audit committee financial expert” as defined under SEC rules. The SEC provides that an “audit committee financial expert” does not have additional duties, obligations or liabilities and is not considered an expert under the U.S. Securities Act of 1933.

The Finance and Audit Committee operates under a written charter adopted by the Board of Directors on March 29, 2004, which is attached hereto as Exhibit A and is available through the Knight corporate website at www.knighttradinggroup.com in the “Investors” section. The Finance and Audit Committee of the Board of Directors is established to assist the Company’s Board of Directors oversight of: (1) the integrity of the financial statements and its risk and control environment; (2) the relationship with the independent auditor; (3) the Company’s internal audit function; (4) compliance with applicable legal and regulatory requirements; and (5) compliance with the Company’s Code of Business Conduct and Ethics. The Finance and Audit Committee also reviews and makes recommendations to the Board regarding: (i) all proposed material capital formation plans, including planned issuances of equity securities and debt instruments, and stock repurchase programs; and (ii) certain acquisitions, investments, new business ventures, and divestitures by the Company.

Compensation Committee

The current members of the Compensation Committee are Messrs. Bolster, Doherty, Lazarowitz and Riney, each of whom is independent within the meaning of Nasdaq’s independence standards, as currently in effect. Mr. Doherty serves as the Compensation Committee’s chairman. The Compensation Committee operates pursuant to a written charter, a current copy of which is available on our corporate website at www.knighttradinggroup.com in the “Investors” section. The Compensation Committee has responsibility for approving and evaluating executive officer compensation, incentive compensation and equity-based plans, policies and programs of the Company and its subsidiaries. The Compensation Committee also evaluates the performance of the Company’s Chief Executive Officer, and based on such evaluation, reviews and approves his annual salary, cash incentives and long-term equity incentives. During 2003, the Compensation Committee held nine (9) meetings and took action by unanimous written consent on one other occasion. The Compensation Committee report is included herein on page 13.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee (“NCGC”) are Messrs. Bolster, Doherty, Griffith, Lazarowitz, Lockburner, McMaken and Riney. Mr. Doherty serves as the chairman of the NCGC. As Mr. McMaken will not be standing for re-election as a member of the Board of Directors, he will serve on the NCGC until the date of our Annual Meeting. Each member of our NCGC is independent within the meaning of Nasdaq’s independence standards, as currently in effect. The NCGC is governed by a written charter, a current copy of which is available on our corporate website at www.knighttradinggroup.com in the “Investors” section. A primary function of the NCGC is to identify and recommend to the Board individuals qualified to serve as Directors of the Company, consistent with the criteria included in our Nominating and Corporate Governance charter and our Corporate Governance Guidelines. In this regard, the NCGC has a sub-committee entitled the Nomination Sub-Committee which assists the NCGC in identifying qualified candidates for the Board of Directors. Messrs. Lazarowitz, McMaken and Riney are members of the Nomination Sub-Committee, which is chaired by Mr. Lazarowitz. The NCGC also considers nominee recommendations from stockholders of the Company. Other functions of the NCGC include: (i) recommending Directors to serve on committees of the Board; (ii) advising the Board with respect to matters of Board composition and procedures; (iii) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (iv) overseeing the annual evaluation of the Board and the Company’s management. The NCGC held two (2) meetings in 2003.

162(m) Committee

During 2003, the Company also had a separate 162(m) Committee of which Messrs. Doherty, Griffith and McMaken were members. As of January 21, 2004, the Board dissolved the 162(m) Committee and instead created a 162(m) Sub-Committee of the Compensation Committee for which the members are Messrs. Bolster and Doherty. The 162(m) Committee provided assistance to the Board of Directors and the Compensation Committee by setting performance-based compensation criteria for the Company’s Chief Executive Officer and other key executives, certifying the results of such performance at the end of the annual performance period and awarding the resulting performance-based compensation to such key executives. The 162(m) Committee was also responsible for making stock option grants to such key executives. The 162(m) Committee held two (2) meetings in 2003.

Compensation of Directors

As a current officer of the Company, Mr. Joyce receives no remuneration for serving on the Board of Directors. Each of the independent Directors receives an annual fee of $45,000 and a meeting fee of $1,000 for each of the Board of Directors and Committee meetings attended, except for the Finance and Audit Committee meetings where attendees receive $3,000 per meeting. In addition, Committee Chairpersons receive: (i) $15,000 for any Committee chaired by the Non-Executive Chairman; (ii) $20,000 for the Chairman of the Finance and Audit Committee and (iii) $10,000 for the chair of the Compensation Committee, unless that Chairperson is also the Non-Executive Chairman. No fee is paid to the Chairman of the NCGC. All Directors are reimbursed for out-of-pocket expenses. Each newly elected independent Director is granted an option to purchase 20,000 shares of Class A Common Stock. In addition, on the first business day following each annual meeting of our stockholders, each continuing independent Director will be granted an option to purchase 15,000 shares of Class A Common Stock. For the year ended December 31, 2003, Directors of the Company who were not officers received the above-described Directors’ fees from the Company aggregating $578,500.

CORPORATE GOVERNANCE

The Company has a Nominating and Corporate Governance Committee (the “NCGC”). The functions of the NCGC include: (i) identifying and recommending to the Board individuals qualified to serve as Directors of the Company; (ii) recommending Directors to serve on committees of the Board; (iii) advising the Board with respect to matters of Board composition and procedures; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (v) overseeing the annual evaluation of the Board and the Company’s management. All of the outside members of the Board serve on the NCGC, each of whom is an independent Director under the Nasdaq listing standards, as currently in effect. The NCGC met two (2) times during 2003.

The NCGC is governed by a written charter, a current copy of which is available on our corporate website at www.knighttradinggroup.com in the “Investors” section. The Board has also adopted a set of written Corporate Governance Guidelines recommended by the NCGC, which is also available on our corporate website. A copy of the charter, along with the Corporate Governance Guidelines, is also available in print to stockholders upon request, addressed to Corporate Communication and Investor Relations at Knight Trading Group, Inc., 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310.

Nomination Process

The NCGC believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In this regard, the NCGC examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Annex A to our Nominating and Corporate Governance Committee Charter lists criteria for nomination to our Board. Also, our Corporate Governance Guidelines list specific qualification rules for all of our Board members and nominees.

The NCGC, through its Nomination Sub-Committee, identifies potential nominees by asking current Directors and executive officers to notify the Nomination Sub-Committee if they become aware of persons meeting the criteria described above. The NCGC also, from time to time, engages firms that specialize in identifying director candidates. As described below, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nomination Sub-Committee as a potential candidate, the NCGC may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the NCGC determines that the candidate warrants further consideration, the Nomination Sub-Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nomination Sub-Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, and conducts one or more interviews with the candidate. In certain instances, the Nomination Sub-Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. Once the Nomination Sub-Committee has completed its work, it provides the NCGC with all information regarding the candidate. The NCGC’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Mr. Joyce, our Chief Executive Officer, and Robert Greifeld, a former Director and chairman of our NCGC, suggested that the NCGC consider Mr. Bolster as a candidate for nomination to the Board. After a review of his qualifications, the NCGC recommended that Mr. Bolster be considered for election to the Board of Directors. The Board of Directors followed the NCGC recommendation and elected Mr. Bolster as a member in November 2003. Mr. Bluher, our Executive Vice President and General Counsel, suggested that the NCGC consider Mr. Lockburner as a candidate for nomination to the Board based on a recommendation from a third party. After a review of his qualifications, the NCGC recommended that Mr. Lockburner be considered for election to the Board of Directors. The Board of Directors followed the NCGC recommendation and elected Mr. Lockburner as a member in February 2004.

Corporate Governance Guidelines

The NCGC is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning governance matters. Among other matters, the Corporate Governance Guidelines include the following items concerning the Board of Directors: (i) independent Directors will comprise a majority of the Board; (ii) disqualifying factors preventing a Board candidate or member from serving or continuing to serve on the Board, absent a waiver by a majority of the Board; and (iii) qualifications for non-employee and employee Board members.

Nominations of Directors by Stockholders

The NCGC will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the NCGC will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the NCGC, a stockholder must submit the recommendation in writing and must include the following information: (i) the name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned; and (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company, and the person’s consent to be named as a Director if selected by the NCGC and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at Knight Trading Group, Inc., 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310 and must be received by the Corporate Secretary not less than 90 days, nor more than 120 days, prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

Stockholder Communications

The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual Directors or any group or Board committee members, correspondence should be addressed to the Board of Directors or any such individual Directors or group or Board committee members by either name or title. All such correspondence should be sent to the Corporate Secretary at Knight Trading Group, Inc., 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310. To communicate with any of our Directors electronically, stockholders may send an electronic message to boardofdirectors@knighttrading.com.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or Board committee members, the General Counsel’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope or e-mail is addressed.

Executive Officers

Executive officers serve at the discretion of the Board of Directors. The following table sets forth certain information concerning the executive officers of the Company as of April 1, 2004 (none of whom has a family relationship with any other executive officer):

Name	Age	Position
Thomas M. Joyce	49	Chief Executive Officer, President and Director
Gregory C. Voetsch	42	Executive Vice President, Head of Sales
John H. Bluher	46	Executive Vice President, General Counsel, Director of Risk Management and Secretary
Derek N. Stein	42	Executive Vice President, Chief Administrative and Technology Officer
John B. Howard	34	Senior Managing Director and Chief Financial Officer

For selected biographical information with respect to Mr. Joyce, please see “Nominees for Election as Directors” beginning on page 4. Selected biographical information with respect to all other executive officers is set forth hereafter.

Gregory C. Voetsch (42), Executive Vice President, Head of Sales of the Company, has nearly 20 years of experience in the securities industry. Mr. Voetsch has been with the Company since September 2002. Prior to joining the Company, Mr. Voetsch was a Managing Director and Head of Nasdaq Sales Trading at Salomon Smith Barney, Inc. since 1997. He was also Co-Head of U.S. Sales Trading from 1999 to 2001. Previously, he was a Nasdaq Sales Trader at Salomon Smith Barney. Mr. Voetsch also spent ten years at Jefferies & Co. as an Equities Sales Trader.

John H. Bluher (46), Executive Vice President, General Counsel, Director of Risk Management and Corporate Secretary, has over 20 years of experience in the securities industry. Mr. Bluher has been with the Company since June 2002. From January 2001 to April 2002, Mr. Bluher served as Global Chief Compliance Officer for Prudential Securities, Inc. From October 1997 until January 2001, he served as General Counsel and Chief Legal and Regulatory Officer for SunAmerica Financial Network, Inc., the financial services holding company for AIG/Sun America, Inc. Previously, Mr. Bluher was Senior Vice President and Regional Counsel for Prudential Securities, Inc.’s Western U.S. Division. Mr. Bluher also spent five years as Senior Counsel in the United States Securities and Exchange Commission’s Division of Enforcement in Washington, D.C. Mr. Bluher received a B.S. degree in Political Science in 1980 and a J.D. in 1983, both from the University of Wyoming.

Derek N. Stein (42), Executive Vice President, Chief Administrative and Technology Officer, has nearly 20 years experience in the securities and financial services industries. Mr. Stein has been with the Company since April 2001. From 1993 to March 2001, Mr. Stein served as a Senior Director at Merrill Lynch & Co. responsible for the management and coordination of its institutional global services organization, infrastructure investments and e-commerce operations. Before that, Mr. Stein was a management consultant in the Financial Services Industry Group of Ernst & Young, focusing on the capital markets and banking sectors. Mr. Stein is also a CPA and Chartered Accountant. Mr. Stein received a bachelor of commerce degree in 1982, and a graduate degree in finance in 1984, from the University of Witwatersrand, South Africa.

John B. Howard (34), Senior Managing Director and Chief Financial Officer of the Company, has over 10 years of experience in the securities and financial services industries. Mr. Howard has been Chief Financial Officer of the Company since May 2003. Prior to his appointment, Mr. Howard was the Acting Chief Financial Officer since February 2003 and Group Controller for the Company since April 2002, and also from July 1998 to April 2000. From April 2000 to April 2002, he was the Chief Financial Officer for Knight Securities International Ltd. Mr. Howard was a Senior Manager in the Securities Industry Practice at the accounting firm of Price Waterhouse LLP from 1991 to 1998. Mr. Howard is a CPA. He received a B.S. in Accounting from Lehigh University in 1991.

Executive Compensation

The following table sets forth information regarding compensation paid for each of the last three completed years for Thomas M. Joyce, the Company’s Chief Executive Officer and President, and the Company’s four other most highly paid executive officers (together with the Chief Executive Officer, the “Named Executive Officers”):

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus(1)(2) ($)	Other Annual Compen- sation(3) ($)	Restricted Stock Awards ($) (4)(5)(6)(7)	Securities Underlying Options(8)(9)	All Other Compen- sation(10) ($)
Thomas M. Joyce(11)	2003	750,000	4,450,000	19,322	3,845,000	92,810	8,000
Chief Executive Officer and President	2002(12) 2001(13)	437,500 —	2,053,500 —	22,831 —	2,252,499 —	2,082,297 —	— —

Gregory C. Voetsch	2003	250,000	2,952,500	—	1,697,511	(15)	7,500
Executive Vice President, Head of Sales	2002(12)(14) 2001(13)	— —	— —	— —	— —	— —	— —

John H. Bluher	2003	275,000	726,250	—	248,758	—	8,000
Executive Vice President, General Counsel, Director of Risk Management and Secretary	2002(12) 2001(13)	142,788 —	687,548 —	— —	— —	250,000 —	688 —

Derek N. Stein	2003	250,000	1,331,500	—	1,072,639	—	8,000
Executive Vice President, Chief Administrative and Technology Officer	2002 2001(12)	250,000 150,000	752,500 537,500	— —	— 443,500	250,000 60,734	8,000 —

John B. Howard	2003	200,000	545,000	—	366,938	—	8,000
Senior Managing Director and Chief Financial Officer	2002(14) 2001(14)	— —	— —	— —	— —	— —	— —

(1)	Includes cash bonuses paid to the Named Executive Officers in 2004, 2003 and 2002 pursuant to the Company’s Executive Incentive Plan (the “EIP”) but related to 2003, 2002 and 2001 compensation, respectively.
(2)	Includes cash bonuses paid pursuant to the EIP as described herein. Also includes amounts that have been deferred under the Knight Trading Group, Inc. Voluntary Deferred Compensation Plan as well as cash awards granted outside of the EIP.
(3)	Reimbursement for payment of taxes on executive perquisites for Mr. Joyce.
(4)	The value on the date of grant of restricted stock awards issued pursuant to the EIP, as described herein.
(5)	Includes restricted stock granted to the Named Executive Officers in 2004, 2003 and 2002 pursuant to the EIP but related to 2003, 2002 and 2001 compensation, respectively.
(6)	As of December 31, 2003, the Named Executive Officers held the following numbers of shares of restricted stock, having the following values as of such date (using the Class A Common Stock closing price of $14.66): (i) Mr. Joyce held 303,642 shares of restricted stock with an aggregate value of $4,451,392; (ii) Mr. Voetsch held 277,170 shares of restricted stock with an aggregate value of $4,063,312; (iii) Mr. Bluher held no restricted stock; (iv) Mr. Stein held 87,674 shares of restricted stock with an aggregate value of $1,285,301; and (v) Mr. Howard had 35,534 shares of restricted stock with an aggregate value of $520,928. These amounts do not include awards granted in January 2004 related to 2003 compensation as described in (5) above.
(7)	Restricted stock awards generally vest in equal installments on each of the first three anniversaries of the grant date, subject to acceleration upon a change of control. Certain awards made for 2003 also require that specific performance criteria be met in order for such awards to vest. A portion of Mr. Joyce’s 2003 award is scheduled to vest in August 2004.

(8)	The number of shares covered by options to purchase the Company’s Class A Common Stock granted during the applicable year.
(9)	Includes stock options granted to the Named Executive Officers in 2004, 2003 and 2002 pursuant to the EIP but related to 2003, 2002 and 2001 compensation, respectively.
(10)	Represents contributions by the Company on behalf of each of the Named Executive Officers of the Company under the Company’s 401(k) defined contribution plan.
(11)	Mr. Joyce became Chief Executive Officer and President of the Company on May 30, 2002.
(12)	Named Executive Officer was only an employee of the Company for part of the year.
(13)	Named Executive Officer was not an employee of the Company during that year.
(14)	Officer was not an executive officer during this year. Mr. Voetsch and Mr. Howard became executive officers in February 2003.
(15)	As reported in the “Options Granted During 2003” table, Mr. Voetsch was granted an option in January 2003 to purchase 263,542 shares of the Company’s Class A Common Stock. This option was a component of Mr. Voetsch’s compensation for the year ended December 31, 2002 and is therefore not included as a 2003 award in this table.

Option Grants During 2003

The following table sets forth grants of stock options to each of the Named Executive Officers for the year ended December 31, 2003. The Company has never granted any stock appreciation rights to any Named Executive Officers or other employees of the Company.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2) ($)
					5%	10%
Thomas M. Joyce	92,810	3.7	14.585	12/31/13	851,293	2,157,344
Gregory C. Voetsch(3)	263,542	10.6	5.20	1/31/08	861,849	2,184,094
John H. Bluher	None
Derek N. Stein	None
John B. Howard	None

(1)	Stock options are granted at fair market value, defined as the average of the high and low sales prices on the date prior to the grant date, and vest in equal installments on each of the first three anniversaries of the grant date, subject to acceleration upon a change of control.
(2)	Amounts that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Class A Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of exercise and the future performance of the Class A Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(3)	Options granted to Mr. Voetsch in January 2003 as a component of his compensation for the year ended December 31, 2002. Such award would have been reported in the “Summary Compensation” table as a component of Mr. Voetsch’s 2002 compensation had he been a Named Executive Officer on December 31, 2002.

Year-End Option Values

The following table sets forth certain information concerning stock options exercised during 2003 and the number and value of unexercised stock options held by each of the Named Executive Officers on December 31, 2003. All share and per share amounts have been adjusted for the Company’s two-for-one stock split during May 1999.

Aggregate Options Exercised in 2003 and Option Values at December 31, 2003

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the- Money Options at December 31, 2003(1)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Thomas M. Joyce	—	—	1,860,766	314,341	16,170,057	1,932,065
Gregory C. Voetsch	—	—	166,667	596,875	1,836,670	6,166,437
John H. Bluher	—	—	83,334	166,666	870,007	1,739,993
Derek N. Stein	—	—	118,579	192,155	824,385	1,648,750
John B. Howard	—	—	73,982	56,427	411,745	528,673

(1)	Computed by subtracting the option exercise price from the closing price per share of the Company’s Class A Common Stock of $14.66 as reported by the Nasdaq National Market and multiplying this amount by the number of exercisable and unexercisable options. This may not represent the amounts that will actually be realized by the Named Executive Officers.

Management Contracts and Change in Control Agreements

The Company has entered into an employment agreement with Mr. Joyce under which Mr. Joyce is employed as Chief Executive Officer and President of the Company. The agreement was effective as of May 30, 2002 and continues through May 31, 2005, unless earlier terminated. Either party may terminate the employment agreement, with or without cause. Under this agreement, Mr. Joyce’s compensation will be determined by the Compensation Committee pursuant to the EIP for the years after 2003. Mr. Joyce is provided with such fringe benefits and insurance coverages as are made available to other senior executives of the Company, and the Company also provides Mr. Joyce with a car and driver for his commute to the Company’s offices.

If Mr. Joyce’s employment is terminated by the Company other than for cause or other than by reason of his disability, or if Mr. Joyce resigns for good reason (as defined in his employment agreement), Mr. Joyce will be entitled to full vesting of his stock options and restricted stock awards previously granted to him and a cash payment equal to $500,000. In the event Mr. Joyce’s employment is terminated by reason of his death, by the Company on account of his disability, by Mr. Joyce without good reason or by the Company for cause, Mr. Joyce will not automatically be entitled to such payments, vesting and/or grants.

Equity and Other Incentive Plan Change in Control Provisions.    Under the terms of the Company’s equity plans, (the Knight Trading Group, Inc. 1998 Long-Term Incentive Plan (the “1998 Plan”), the Knight Trading Group, Inc. Non-Employee Director Plan and the Knight Trading Group, Inc. 2003 Equity Incentive Plan (the “2003 Plan”)), and under the Company’s deferred cash plan (the Knight Trading Group, Inc. 2003 Incentive Share Program (the “2003 ISP Plan”)), awards are generally subject to special provisions upon the occurrence of a defined “change in control” transaction. Under these plans, upon a change in control, (i) any award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and (ii) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other award granted under these plans shall lapse and such awards shall be deemed fully vested, and any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

Other Employment Agreements.    The Company has entered into an employment agreement with Mr. Howard. The agreement was effective as of January 1, 2003 and continues through December 31, 2004, unless earlier terminated. During the term of the agreement, the Company may only terminate Mr. Howard’s employment for cause.

No other Named Executive Officer has an employment agreement.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee was formed in April 1998 and has responsibility for approving and evaluating executive officer compensation, incentive compensation and equity-based plans, policies and programs of the Company and its subsidiaries. The Compensation Committee also evaluates the performance of the Company’s Chief Executive Officer, and based on such evaluation, reviews and approves his annual salary, cash incentive and long-term equity incentive.

The Compensation Committee operates pursuant to a written Charter that was amended and restated in January 2004, which Charter is available on our website at www.knighttradinggroup.com in the “Investors” section. The Compensation Committee currently consists of Messrs. Doherty, Bolster, Lazarowitz and Riney, none of whom, except for Mr. Lazarowitz, has ever been an employee of the Company. Mr. Doherty serves as the Chairman of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of Nasdaq’s independence standards, as currently in effect.

In 2002, the Company formed a formal 162(m) Committee which provided assistance to the Board of Directors and the Compensation Committee by setting performance-based compensation criteria for the Company’s Chief Executive Officer and other key executives, certifying the results of such performance at the end of the annual performance period and awarding the resulting performance-based compensation to such key executives. The 162(m) Committee also made stock option grants to the Company’s Chief Executive Officer and other key executives. The 162(m) Committee consisted of Messrs. Doherty, McMaken and Griffith, none of whom had ever been an employee of the Company. Each member of the 162(m) Committee qualified as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and as an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”). As of January 21, 2004, the Board dissolved the 162(m) Committee and instead created a 162(m) Sub-Committee of the Compensation Committee for which the members are Messrs. Bolster and Doherty. Each member of the 162(m) Sub-Committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act and as an “outside director” under Section 162(m) of the Code.

The Compensation Committee’s primary purposes are to review the Company’s executive compensation plans; review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation; annually review the performance and compensation of executive officers, including the Chief Executive Officer; review the Company’s incentive compensation plans and equity-based plans, and approve specified awards to employees and officers; assist the Board of Directors in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function; and prepare this Report. As part of this responsibility, the Compensation Committee administers the 1998 Plan, the EIP, the 2003 Plan and the 2003 ISP Plan. The 2003 Plan is intended to supplement the 1998 Plan and replace it upon all authorized shares being issued under the 1998 Plan.

Set forth below is a description of the policies and practices that the Compensation Committee implemented in 2003 and will implement with respect to future compensation determinations.

Compensation Philosophy.    The Company’s compensation program is designed to align executive and employee compensation with stockholder interests, to attract, reward and retain highly qualified executives and employees, and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and stockholders that: (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive and employee compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

The Company’s executive officer compensation program generally consists of three key elements: salary, annual awards under the EIP and other long-term equity-based awards. Salary is paid in cash on a monthly or semi-monthly basis throughout the year. Awards under the EIP may consist of a combination of cash, deferred cash and long-term equity-based awards consisting of stock options, restricted stock and/or restricted stock units. Such long-term equity-based awards are made pursuant to the 1998 Plan and/or the 2003 Plan, while deferred cash is awarded through the 2003 ISP Plan. Other long-term equity based awards are made pursuant to either the 1998 Plan and/or the 2003 Plan. In addition to the above, executive officers may also be granted compensation outside of the EIP.

Compensation.    The target compensation of executive officers is determined by first establishing the competitive range of compensation in peer companies of like size and complexity. The amount of each officer’s target compensation is then established within that range based upon an evaluation of the officer’s relative responsibility and the individual’s overall level of experience with the Company and within the industry. Annual target compensation adjustments are determined by giving consideration to several factors: the Company’s performance for the year; the individual’s contribution to that performance; comparison with pay levels of comparable positions in the marketplace; internal comparisons; and, where applicable, the terms of existing employment contracts.

Salaries.    Salaries of executive officers are fixed at the beginning of each year and typically are not changed during the year except for changes in responsibility. In general, salaries are intended to make up a small portion of executive compensation.

Executive Incentive Plan.    The EIP was designed to: (1) advance the interests of the Company and its stockholders by providing incentives in the form of periodic bonus awards to certain key employees who contribute significantly to the strategic and long-term performance objectives and growth of the Company; and (2) further align the interests of the Company’s key employees with the interests of the stockholders since payment of bonus awards under the EIP are based on Company or subsidiary performance criteria. The EIP provides for additional annual compensation based on the achievement of performance goals. Allocation of annual incentive compensation among cash, deferred cash, stock options and restricted stock (or restricted stock units) is based on a formula that provides a higher percentage of current cash to individuals who receive smaller awards and a higher percentage of deferred cash and equity awards to individuals with larger awards. Stock options, restricted stock and restricted stock units are awarded pursuant to the 1998 Plan and/or the 2003 Plan.

Deferred cash compensation vests after two years; earnings on this compensation depend on the Company’s operating income during those years. Deferred cash compensation is awarded in accordance with the 2003 ISP Plan that was approved by the Board of Directors in early 2003. We did not make any awards under the 2003 ISP Plan related to 2003 executive compensation, but did make awards under the 2003 ISP Plan related to 2002 executive compensation. These 2002 awards to executive officers will vest in 2005.

Section 162(m) of the Code limits the deductibility of certain compensation paid to the Chief Executive Officer and the four most highly compensated executive officers (the “covered employees”) in excess of the statutory maximum of $1 million per covered employee. Compensation which is performance-based is not subject to this statutory maximum on deductibility. The Compensation Committee’s general policy is, where feasible, to structure the compensation paid to the covered employees so as to allow it to qualify as performance-based compensation; however, the Compensation Committee retains the flexibility, where necessary to promote incentive and retention goals, to pay compensation which may not qualify as performance-based compensation.

Long-term Incentives.    The Company also issues long-term equity awards whose value is directly related to the value of the Class A Common Stock. These equity-based awards are granted by the Compensation Committee pursuant to the 1998 Plan and/or the 2003 Plan. Individuals to whom equity-based awards are granted and the amount of Knight Class A Common Stock related to such equity-based awards are determined at the discretion of the Compensation Committee. Because individual equity-based award levels will be based on a subjective evaluation of each individual’s overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

Compensation of Chief Executive Officer.    For 2003, Mr. Joyce received compensation valued at $9,900,000 consisting of the following: (i) base salary of $750,000; (ii) awards under the EIP valued at $8,950,000 and (iii) a cash award outside of the EIP of $200,000. The awards under the EIP consisted of the following: (i) cash equal to $4,250,000 which was paid in January 2004 after Mr. Joyce satisfied the performance criteria previously set by the Compensation Committee; (ii) a stock option granted on December 31, 2003 having a value at the time of grant equal to $855,000, using the valuation method used by the Company under the EIP; and (iii) shares of restricted stock granted on December 31, 2003 and January 30, 2004 having a value of $760,000 and $3,085,000, respectively, based on the average of the high and low sales prices of a share of Class A Common Stock on the day preceding such grant dates. Such restricted shares vest over time, subject to satisfaction of certain pre-determined performance criteria set by the Company. With the exception of restricted shares valued at $200,000 which are scheduled to vest in August 2004, such restricted shares vest in three equal installments on the first, second and third anniversaries of the grant date.

Employment Contracts.    Mr. Joyce and Mr. Howard are the only Named Executive Officers currently under employment contracts. See “Management Contracts and Change in Control Agreements.”

Compensation Committee

Charles V. Doherty, Chairman

William L. Bolster

Robert M. Lazarowitz

Rodger O. Riney

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer of the Company serves as a member of the board of directors or compensation committee of any public entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. Mr. Lazarowitz, a member of the Compensation Committee, was an officer of the Company from inception through November 2000. Mr. Riney, a member of the Compensation Committee, is the President of Scottrade which was the source of 5.9% of the Company’s U.S. equity shares traded in 2003. During the same period, payment for order flow by us to Scottrade equaled approximately $3.9 million, representing less than 5% of the Company’s or Scottrade’s consolidated gross revenues for 2003.

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph below compares the total cumulative return of the Knight Class A Common Stock from December 31, 1998 through December 31, 2003, to the Standard & Poor’s 500 Index, the SNL All Broker/Dealer Index and an industry peer group. The graph assumes that dividends were reinvested and is based on an investment of $100 on December 31, 1998. Our closing stock price on December 31, 2003 was $14.66, compared to $4.79 as of December 31, 2002.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Knight Trading Group, Inc.	100.00	384.33	116.45	92.07	40.02	122.49
S&P 500	100.00	121.11	110.34	97.32	75.75	97.40
SNL All Broker/Dealer Index	100.00	169.06	199.00	155.29	115.51	169.49
Knight Trading Peer Group*	100.00	125.73	209.07	164.94	120.69	179.54

*	The Knight Trading Peer Group consists of Instinet Group, Inc., Investment Technology Group, Inc., Jefferies Group, Inc., LaBranche & Co., Inc., and Merrill Lynch & Co., Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers, Directors and ten percent stockholders are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. Copies of these reports must also be furnished to the Company. Based solely upon its review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, the Company believes that during the year ended December 31, 2003, all filing requirements applicable to its officers, Directors and ten percent stockholders were complied with in a timely manner, except for a Form 3 filed on behalf of Mr. Bolster.

Purchases and sales of our equity securities by such persons are published on our corporate website at www.knighttradinggroup.com in the “Investors” section. The information on our corporate website is not incorporated by reference into this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

In accordance with SEC rules, the following table sets forth certain information as of December 31, 2003, regarding the Company’s equity compensation plans for stock-based awards.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	( a )	( b )	( c )
Equity compensation plans approved by security holders	19,525,777	$8.39	11,391,668	(1)
Equity compensation plans not approved by security holders	0	$0.00	0

Total	19,525,777	$8.39	11,391,668

(1)	Securities remaining available for future issuance under equity compensation plans approved by security holders include 1,497,061 shares under the 1998 Plan, 9,844,040 shares under the 2003 Plan and 50,567 shares under the Knight Trading Group, Inc. Non-Employee Director Plan. Pursuant to these plans, such shares may be issued in the form of stock options, restricted stock or restricted stock units. These plans are discussed further in Note 16 to the Company’s 2003 Consolidated Financial Statements included in our Annual Report to Stockholders.

FINANCE AND AUDIT COMMITTEE REPORT

The Finance and Audit Committee of the Board of Directors (the “Committee”) is established to assist the Company’s Board of Directors oversight of: (1) the integrity of the financial statements and its risk and control environment; (2) the relationship with the independent auditor; (3) the Company’s internal audit function; (4) compliance with applicable legal and regulatory requirements; and (5) compliance with the Company’s Code of Business Conduct and Ethics. The Committee also reviews and makes recommendations to the Board regarding: (i) all proposed material capital formation plans, including planned issuances of equity securities and debt instruments, and stock repurchase programs; and (ii) certain acquisitions, investments, new business ventures, and divestitures by the Company. From March 31, 2003 through December 31, 2003, the Committee operated under an amended and restated Charter adopted on March 31, 2003, which was attached as Exhibit B to the Proxy Statement sent to stockholders in connection with the 2003 Annual Meeting. Prior to March 31, 2003, the Committee operated under an amended and restated Charter adopted on October 16, 2001 which was attached as Exhibit A to the Proxy Statement sent to stockholders in connection with the 2002 Annual Meeting. A copy of the current Charter adopted on March 29, 2004 is available on our corporate website at www.knighttradinggroup.com in the “Investors” section.

The Committee is composed of three independent Directors who are not officers or employees of the Company. The Board of Directors has determined in its business judgment that each Committee member is in compliance with the independence, experience and financial literacy requirements set forth by The Nasdaq Stock Market, Inc., The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC pursuant to The Sarbanes-Oxley Act of 2002, as currently in effect.

For the calendar year 2003, PricewaterhouseCoopers LLP (“PwC”) was the Company’s independent auditor. The Committee is responsible for retaining and, as necessary, terminating, the independent auditor and pre-approves all audit and non-audit services and fees to be provided by the independent auditor. The Committee received and reviewed the written disclosures and the letter from its current independent auditor, PwC, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) regarding auditor independence, and held discussions and reviewed with the independent auditor all relationships it has with the Company to determine and satisfy itself regarding the independent auditor’s independence. When considering the independence of the Company’s independent auditor, the Committee considered whether the auditor’s provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its objectivity and independence. The Committee reviewed and approved, among other matters, the amount of fees paid to PwC for audit and non-audit services. All non-audit services performed by the independent auditor must be pre-approved by the Committee or a specified member thereof. The Committee also evaluated the qualifications and performance of the independent auditor. Based on its review of these matters, the Committee selected PwC as the Company’s independent auditor for the year ending December 31, 2004.

Management is responsible for the financial reporting process, including the system of internal control and the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for conducting an independent audit of the financial statements in accordance with generally accepted auditing standards. The Committee is responsible for monitoring and reviewing these processes. The Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.

In performing its duties, the Committee held twelve (12) meetings during 2003. These meetings were designed, among other things, to encourage free and open communications among the Committee, management and the independent auditor. The independent auditor has free access to the Committee to discuss any matters it deems appropriate. The Committee has discussed with the independent auditor, with and without management present, the overall scope and plan for its annual audit, the results of its examination and the overall quality of the Company’s financial reporting and its evaluation of the Company’s internal controls. Additionally, the Committee discussed matters related to the conduct of the audit and other matters required to be discussed by relevant auditing standards. The Committee also reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2003 with management and the independent auditor.

For the year ended December 31, 2003, the Committee performed all of its duties and responsibilities under the then applicable Finance and Audit Committee Charter. Based on the Committee’s discussions with management and the independent auditor, review of the representations of management and the report of the independent auditor to the Committee, and subject to the limitations on the role of the Committee referred to above and in the Charter, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K.

Finance and Audit Committee

Gary R. Griffith, Chairman

Charles V. Doherty

Bruce R. McMaken

Fees Paid To Our Independent Auditor

In addition to retaining PwC to audit the consolidated financial statements for 2003, the Company retained PwC, as well as other accounting and consulting firms, to provide various consulting services in 2003, and expects to continue to do so in the future. The Company understands the need for PwC to maintain its objectivity and independence in its audit of the Company’s financial statements and, therefore, the Company does not use PwC for strategic consulting services, development of tax planning transactions or for services prohibited by The Sarbanes-Oxley Act of 2002 such as internal audit work and financial information system design and implementation. The Company uses PwC for non-audit work when it concludes that PwC is the most appropriate provider of that service and such work is compatible with maintaining its objectivity and independence.

The following fees were paid to PwC, the Company’s independent auditor, for services rendered in 2003 and 2002:

	2003	2002
Audit fees	$713,346	$643,447

Non-audit fees:
Audit-related fees	145,734	96,448
Tax Fees	338,823	364,478
All other fees	0	0

Total Non-audit fees	484,557	460,926

Total Fees Paid to PricewaterhouseCoopers LLP	$1,197,903	$1,104,373

Audit fees represent the aggregate fees for professional services rendered for the audit of the Company’s annual financial statements for the applicable year, reviews of Company financial statements included in SEC Forms 10-Q during such year, and the audit of the financial statements of our former Japanese subsidiary as required by the Japanese Commercial Code.

Audit-related fees primarily represent fees paid in the applicable year for audits of benefit plans, due diligence related to acquisitions, financial accounting consultations and advice and consultations in connection with planning for the attestation required by Section 404 of The Sarbanes-Oxley Act of 2002.

Tax fees represent fees paid in the applicable year for assistance with domestic and international income tax compliance, expatriate employee tax compliance, tax examinations, and general tax advice.

Policy on Finance and Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Finance and Audit Committee (“the Committee”) is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor and fees related to such services.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Committee is requested. The Committee reviews these requests and advises management whether the Committee approves the engagement of the independent auditor. The Committee may delegate to one or more of its independent members the authority to grant pre-approval required by this policy. On a periodic basis, management reports to the Committee regarding the actual spending for such projects and services compared to the pre-approved amounts.

In granting pre-approval of non-audit services, the Committee considered whether the provision of non-audit services rendered by our independent auditor is compatible with maintaining their objectivity and independence. The Committee concluded that such objectivity and independence has been maintained.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Finance and Audit Committee of the Board of Directors has selected PwC as the Company’s independent auditor for the year ending December 31, 2004 as required under The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC pursuant to The Sarbanes-Oxley Act of 2002. We are submitting the selection of PwC for stockholder ratification at the Annual Meeting.

PwC representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Although stockholder action on this matter is not required under our By-Laws or Certificate of Incorporation, this appointment is being recommended to the stockholders for ratification (as we have done in prior years) because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection of PwC, the Finance and Audit Committee will reconsider whether or not to retain PwC, but still may retain them. Even if the selection is ratified, the Finance and Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Pursuant to applicable Delaware law, the ratification of the selection of PwC requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting, in person or by proxy, and entitled to vote. Abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will be disregarded and have no effect on the outcome of the vote.

THE FINANCE AND AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth, as of March 31, 2004, certain information regarding the beneficial ownership of Class A Common Stock by: (i) each of the Company’s Named Executive Officers; (ii) each Director of the Company; (iii) each nominee for election as a Director of the Company; (iv) each person who is known to the Company to own beneficially more than 5% of the Class A Common Stock; and (v) all Named Executive Officers and Directors of the Company as a group. Such information is based, in part, upon information provided by certain stockholders of the Company. In the case of persons other than the officers and Directors of the Company, such information is based solely on a review of Schedules 13D and 13G filed with the SEC. As of March 31, 2004 there were 526 holders of record of Class A Common Stock and approximately 62,000 beneficial holders of our Class A Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)(2)	Percentage Of Shares Beneficially Owned(3)
Thomas M. Joyce(4)	2,607,016	2.21
Gregory C. Voetsch(5)	953,288	*
John H. Bluher (6)	101,625	*
Derek N. Stein(7)	321,549	*
John B. Howard(8)	146,812	*
Charles V. Doherty(9)	72,456	*
William L. Bolster	—	—
Gary R. Griffith(10)	61,500	*
Robert M. Lazarowitz(11)	5,000,056	4.30
Thomas C. Lockburner	—	—
Bruce R. McMaken(12)	46,500	*
Rodger O. Riney(13)	1,693,712	1.46
Merrill Lynch & Co., Inc.(14)	7,358,980	6.33
Mellon Financial Corporation(15)	8,387,695	7.22
All Named Executive Officers and Directors as a group (12 persons)	11,004,514	9.25%

*	Less than 1% of the issued and outstanding shares.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Class A Common Stock that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Number of Shares Beneficially Owned” column, shares of Class A Common Stock underlying fully-vested stock options. In addition, we have also included vested and unvested restricted stock granted to a person. Such restricted stock has voting rights, irrespective of vesting.
(2)	Unless otherwise indicated, the address for each beneficial owner is c/o Knight Trading Group, Inc., 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310.
(3)	For purposes of computing the “Percentage of Shares Beneficially Owned” column any shares which such person or persons does not currently own but has the right to acquire within 60 days (as well as the shares of Class A Common Stock underlying fully-vested stock options) are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Restricted stock is deemed outstanding, irrespective of vesting.
(4)	Consists of 299,103 unrestricted shares and 447,147 restricted shares held by Mr. Joyce individually, and 1,860,766 shares issuable upon the exercise of options that are exercisable within 60 days.
(5)	Consists of 283,586 unrestricted and 401,987 restricted shares held by Mr. Voetsch individually, 13,200 shares held by Mr. Voetsch’s immediate family for which Mr. Voetsch has sole voting and dispositive power and 254,515 shares issuable upon the exercise of options that are exercisable within 60 days.

(6)	Consists of 18,291 restricted shares held by Mr. Bluher individually and 83,334 shares issuable upon the exercise of options that are exercisable within 60 days.
(7)	Consists of 18,243 unrestricted and 131,149 restricted shares held by Mr. Stein individually, and 172,157 shares issuable upon the exercise of options that are exercisable within 60 days.
(8)	Consists of 20,512 unrestricted and 46,693 restricted shares held by Mr. Howard individually and 79,607 shares issuable upon the exercise of options that are exercisable within 60 days.
(9)	Consists of 7,000 unrestricted shares held by Mr. Doherty individually, 5,000 unrestricted shares held in a trust over which Mr. Doherty has no voting and dispositive power and 60,456 shares issuable upon the exercise of options that are exercisable within 60 days.
(10)	Consists of 14,000 unrestricted shares held by Mr. Griffith individually and 47,500 shares issuable upon the exercise of options that are exercisable within 60 days.
(11)	Consists of 382 unrestricted shares held by Mr. Lazarowitz individually, 2,954,174 unrestricted shares held by Lazarowitz Family Associates, L.P., a Delaware limited partnership, in which Mr. Lazarowitz is the general partner and the limited partners are his wife and a trust for the benefit of certain members of his immediate family, 2,024,000 unrestricted shares held by Trimark Associates LLC, a Delaware limited liability company, in which Mr. Lazarowitz is a member, and 21,500 shares issuable upon the exercise of options that are exercisable within 60 days.
(12)	Consists of 3,000 unrestricted shares held by Mr. McMaken individually and 43,500 shares issuable upon the exercise of options that are exercisable within 60 days.
(13)	Consists of 1,646,212 unrestricted shares held by four trusts and a family limited partnership for the benefit of Mr. Riney and his immediate family over which Mr. Riney has sole voting and dispositive power, and 47,500 shares issuable upon the exercise of options that are exercisable within 60 days.
(14)	The shares are held by direct and indirect subsidiaries of Merrill Lynch & Co., Inc. The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.
(15)	The shares are held by direct and indirect subsidiaries of Mellon Financial Corporation. The address of Mellon Financial Corporation is One Mellon Center, Pittsburgh, Pennsylvania 15258.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of business, the Company from time to time engages in transactions with other corporations or financial institutions whose officers or directors are also Directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm’s-length basis and do not violate the Nasdaq independence standards, as currently in effect.

Sanders Morris Harris.    At March 31, 2004, Sanders Morris Harris Inc. did not own any shares of our Class A Common Stock. Mr. McMaken, a Senior Vice President and Managing Director of Corporate Finance for Sanders Morris Harris, is a Director of Knight and owns 3,000 shares of our Class A Common Stock. Mr. McMaken will not be standing for re-election. For the year ended December 31, 2003, Sanders Morris Harris was the source of less than 1% of our U.S. equity shares traded. During the same period, Sanders Morris Harris did not receive any payment for order flow from us.

Scottrade.    Mr. Riney, the president of Scottrade, is a Director of Knight, and has beneficial ownership over 1,646,212 shares of our Class A Common Stock. For the year ended December 31, 2003, Scottrade was the source of 5.9% of the Company’s U.S. equity shares traded. During the same period, payment for order flow by us to Scottrade equaled approximately $3.9 million, representing less than 5% of the Company’s or Scottrade’s consolidated gross revenues for 2003.

SunGard Data Systems.    The Company has entered into technology license and service agreements in the ordinary course of business with SunGard Data Systems. Mr. Greifeld, Executive Vice President of SunGard Data Systems (“SunGard”), resigned as an officer of SunGard and as a Director of Knight in May 2003 in order to become the Chief Executive Officer of Nasdaq. For 2003, we paid license and service fees to SunGard in the amount of approximately $1.5 million.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the year ended December 31, 2003, without charge, upon written request to the Corporate Secretary, Knight Trading Group, Inc., 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310. This Proxy Statement and the Company’s 2003 Annual Report to Stockholders and Annual Report on Form 10-K are also available on the Company’s website at http://www.knighttradinggroup.com. The 2003 Annual Report to Stockholders, Annual Report on Form 10-K and information on the website, other than the Proxy Statement, are not part of the Company’s proxy soliciting materials, and are not incorporated by reference.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the Company’s 2005 Annual Meeting must be received by the Company not later than February 12, 2005, and no earlier than January 13, 2005, for inclusion in the proxy materials for such meeting. Such proposals must be delivered to, or mailed and received by, the Corporate Secretary for the Company at Knight Trading Group, Inc., 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310.

OTHER BUSINESS

Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before such Annual Meeting, the persons named in the enclosed Proxy or their substitutes intend to vote the Proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

EXHIBIT A

KNIGHT TRADING GROUP, INC.

FINANCE AND AUDIT COMMITTEE CHARTER

REVISED MARCH 29, 2004

Purpose

The Finance and Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Knight Trading Group, Inc. (the “Company”) is established to assist the Board’s oversight of: (1) the integrity of the Company’s financial statements and its risk and control environment; (2) the relationship with the Company’s independent auditor; (3) the Company’s internal audit function; (4) compliance with applicable legal and regulatory requirements; and (5) compliance with the Company’s Code of Business Conduct and Ethics (the “Code”). In addition, the Committee reviews management proposals and makes recommendations to the Board regarding: (i) all proposed material capital formation plans including planned issuance of equity securities and debt instruments, and stock repurchase programs; and (ii) certain acquisitions, investments, new business ventures, and divestitures.

It is the objective of the Committee to maintain free and open communication among the Board, the independent auditor, the internal audit department, and the financial and senior management of the Company.

Membership

The Committee shall have a minimum of three members, including the Chairman, who are appointed by the Board and serve until replaced by the Board. The members of the Committee shall meet the independence, experience and financial literacy requirements of The Sarbanes-Oxley Act of 2002 (the “2002 Act”), The Nasdaq Stock Market, Inc. and applicable rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board shall determine that at least one member of the Committee qualifies as an “audit committee financial expert” under SEC rules or the Committee shall advise the Company that none of its members so qualifies. The Board shall review applicable requirements for membership on the Committee on an annual basis to insure continued compliance by the members of the Committee.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee.

Meetings and Reporting

The Committee shall meet as often as it determines necessary to properly discharge its responsibilities, but not less than quarterly. Meetings may be called by the Committee Chairman, or by a majority of its members, or by the Chief Financial Officer, and the Secretary of the Company shall give notice of meetings to each member of the Committee. A person designated by the Committee Chairman shall be responsible for keeping the minutes of the meetings. The presence in person of a majority of the members of the Committee shall be necessary to constitute a quorum of the Committee. At the discretion of the Committee Chairman, participation in a meeting by means of a conference telephone call allowing all persons participating to hear each other at the same time shall constitute presence in person at a meeting.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or persons or firms retained by, the Committee.

The Committee shall meet with the Director of Internal Audit, the Chief Financial Officer, and the independent auditor in separate private executive sessions at least quarterly, in each case to discuss any matters that the Committee or any of the above persons or the independent auditor believe warrant Committee attention. The Committee may meet at its discretion with any consultant or advisor to the Company.

The Committee shall make regular reports to the Board summarizing the Committee’s actions and any significant issues considered by the Committee and any related recommendations. The Committee shall review and reassess the adequacy of this Charter not less than annually and recommend any proposed changes to the Board for approval. The Committee shall prepare the report of the Committee required, pursuant to rules of the SEC, for inclusion in the Company’s annual proxy statement. The Committee shall annually review its performance under the requirements of this Charter and through its own self-assessment and report its evaluation to the Board.

Authority, Responsibilities and Duties

The Committee shall have the power to authorize investigations into any matters within the scope of this Charter. The Committee shall carry out other responsibilities and duties as delegated by the Board related to the purposes of the Committee. The Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in consideration of changing business, legislative, regulatory, legal, and other conditions.

The Committee shall have the authority, without seeking approval of the Board or management, to select and retain independent legal, accounting or other consultants to advise the Committee, the cost of which will be funded by the Company.

The Company’s independent auditor shall report directly to the Committee with respect to its role as the Company’s independent auditor. The Committee shall have sole authority to appoint or replace the independent auditor, including consideration of periodic auditor rotation, and shall approve in advance all audit engagement fees and terms and all permitted non-audit engagements. The Committee may consult with management but shall not delegate these responsibilities. The Committee shall annually present to the Board its conclusions with respect to the appointment of the Company’s independent auditor.

The Company’s internal audit function shall report directly to the Committee. The Committee shall have sole authority to hire and replace the Director of Internal Audit and shall discuss his/her performance at least annually with senior management.

In carrying out its responsibilities and duties, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances and conditions. The following are within the authority of the Committee:

Oversight of the Integrity of the Company’s Financial Statements and its Risk and Control Environment

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and recommend to the Board whether the audited financial statements prepared by management are to be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements and earnings press release prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements. The Chief Executive Officer and Chief Financial Officer shall disclose to the Committee their certifications provided pursuant to Sections 302 and 906 of the 2002 Act. Discuss generally with management the type of information to be disclosed publicly to analysts and rating agencies on earnings guidance.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s quarterly and annual financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative treatments, estimates or GAAP methods on the Company’s financial statements.

4.	Review the yearly report prepared by management and attested to by the Company’s independent auditor, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s Annual Report on Form 10-K. Receive a report from management regarding its detailed assertion testing and receive a report of all significant deficiencies and/or material weaknesses and their disposition.

5.	Determine that the Company has disclosure control procedures in place in accordance with Section 302 of the 2002 Act and that they are followed in preparation of quarterly and annual financial statements.

6.	Discuss with management and the independent auditor the effect and implication of regulatory and accounting initiatives and standards, as well as any off-balance sheet structures, on the Company’s financial statements.

7.	Periodically discuss with management, at least annually, the Company’s major financial, operational and fraud risk exposures, and the steps management has taken to monitor and control such exposures.

8.	Discuss with the independent auditor, the Internal Audit Department and senior management, including the Chief Executive Officer and Chief Financial Officer, as appropriate: (i) the adequacy of the Company’s internal controls including significant deficiencies in the design or operations of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

9.	Meet at least quarterly with the Chief Financial Officer and the Director of Risk Management in separate private sessions.

Oversight of the Company’s Relationship with the Independent Auditor

10.	The independent auditor reports directly to the Committee. On an annual basis, review and evaluate the performance, qualifications and independence of the Company’s independent auditor, and make a determination on their retention or non-retention as auditor for the Company’s annual audit, including consideration of periodic auditor rotation. The Committee shall present its conclusion to the Board for its information at least annually.

11.	Obtain from the independent auditor at least annually, a report regarding: (i) the independent auditor’s internal quality control procedures; (ii) any material issues raised by the most recent quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by government or professional authorities within the preceding five years respecting one or more independent audits carried out; (iii) any steps taken to deal with any such material issues; and (iv) all relationships between the independent auditor, the Company, and senior management.

12.	Receive periodic written reports from the independent auditor regarding its independence consistent with Independence Standards Board Statement 1 delineating all relationships between the independent auditor and the Company. Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that could impact its objectivity and independence and take any appropriate action to satisfy the Committee of the independent auditor’s independence.

13.	Meet with the independent auditor prior to the beginning of the regular audit and the Section 404 attestation audit to review the engagement letter and discuss the planning, staffing, risk assessment, and the scope of the proposed audit for the current year and the audit procedures to be utilized. Review the experience and qualifications of the senior members of the audit team. Ensure regular rotation of the audit partners as required by law and regulation.

14.	Approve in advance the proposed and final terms of engagement and fees paid to the Company’s independent auditor for the regular audit and Section 404 attestation audit.

15.	Pre-approve permitted non-audit services and fees to be performed by the independent auditor and determine that such services are compatible with maintaining its independence. The Committee can delegate pre-approval to a Committee member who will report to the full Committee at its next regularly scheduled meeting on any such approvals.

16.	Review and discuss with the independent auditor the results of the year-end audit of the Company, including any comments or recommendations of the Company’s independent auditor and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Company’s financial statements should be included in the Annual Report on Form 10-K.

17.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards Nos. 61, 89, 90 and 99 relating to the conduct of the audit.

18.	Obtain from the independent auditor any information pursuant to Section 10A of the Securities Exchange Act of 1934.

19.	Review with the independent auditor any problems, difficulties or restrictions they may have encountered in the course of the audit. Resolve any disagreements between management and the independent auditor regarding financial reporting.

20.	Receive and discuss annually, the independent auditor’s attestation to and report on management’s internal control assertion, as mandated by Section 404 of the 2002 Act.

21.	Review any written communication between the independent auditor and management, including any management letter or schedule of unadjusted differences.

22.	The Committee shall approve the hiring of any employee of the independent auditor for a senior financial or operating management position. The Company shall not hire any employee of the independent auditor within one year of participating in the audit of the Company.

23.	Meet with the independent auditor in private session at least quarterly.

Oversight of the Company’s Internal Audit Function

24.	The Company’s internal audit function shall report directly to the Committee. The Committee shall have sole authority to hire and replace the Director of Internal Audit.

25.	At least annually review and evaluate the internal audit function including: (i) the independence and authority of the reporting relationship; (ii) the proposed annual internal audit plan and scope of work; (iii) department budget and staffing levels; (iv) coordination with the Company’s independent auditor; and (v) the internal audit department charter.

26.	Review summaries of findings from completed audits and management’s response, and discuss any audit scope restrictions encountered during the execution of its audit responsibilities.

27.	Meet with the Director of Internal Audit in private session at least quarterly.

28.	Discuss the annual performance of the Director of Internal Audit with the Company’s Director of Risk Management, who acts as the management administrative officer for the Internal Audit Department.

Oversight of Compliance with Applicable Legal and Regulatory Requirements

29.	Discuss with the Company’s General Counsel legal or regulatory matters that may have a material impact on the financial statements or the Company’s compliance policies.

30.	Periodically review management’s programs to monitor compliance with laws and regulations.

31.	Discuss with the Company’s outside counsel as appropriate, evidence of any material violation of securities law or breach of fiduciary duty not acted on by senior management.

32.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any complaints or published reports that raise material issues regarding the Company’s financial statements or the Company’s compliance with legal and regulatory requirements.

33.	Obtain reports from management, the Director of Internal Audit and the independent auditor regarding the Company’s and its subsidiary and foreign affiliated entities’ compliance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.

Oversight of Compliance with the Company’s Code of Business Conduct and Ethics

34.	Determine that the Company has established a Company-wide Code of Business Conduct and Ethics, and that all directors and executive officers annually sign an acknowledgment of the Code. Determine that management periodically reviews and updates the Code. Receive periodic reports from management regarding their review of compliance with the Code. All waivers of Code provisions for directors and executive officers must be approved by the Board of Directors.

35.	The Committee shall review and approve procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including anonymous submission by employees. Annually review procedures for effectiveness. All significant matters received and their proposed resolution must be reported to and discussed with the Committee.

36.	Inquire of the Chief Executive Officer and Chief Financial Officer as to their responsibilities to disclose to the Committee any fraud, whether or not material, involving management or other employees who have a significant role in internal controls. Discuss as appropriate the resolution of such matters.

37.	The Committee shall review and approve proposed related party transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest, including all transactions required to be disclosed by Item 404(a) of Regulation S-K.

Review of Capital Formation Plans

38.	Review and make a recommendation to the Board regarding all material proposed new capital formation plans of the Company including planned issuance of equity securities and debt formation.

39.	Review and make a recommendation to the Board regarding all proposed repurchase of Company securities.

Review of Acquisitions, Investments and Divestitures

40.	Review and make a recommendation to the Board regarding each acquisition, investment, new business venture, and divestiture proposed by management, which involves cash and/or consideration in excess of $5 million.

Limitation of the Finance and Audit Committee’s Role

Although the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Committee to conduct investigations or to implement policies and procedures to promote compliance with laws and regulations and Company policy. These matters are the responsibilities of management or the independent auditor or both, and the Committee’s responsibility in this regard is one of oversight and review. The Committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditor. The Committee does not provide any expert or other special assurances as to such financial or compliance matters. In addition, the Committee’s “audit committee financial expert” does not carry a higher degree of individual responsibility or obligation than other members of the Committee or other Board members. The “audit committee financial expert” is not to be considered an expert for purposes of Section 11 of the Securities Act of 1933, as amended, solely as a result of being designated as a financial expert on the audit committee. The role of the financial expert is to assist the Committee in overseeing the audit process, not to audit the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE PROPOSALS	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	To elect 7 members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such directors’
	successors are duly elected and shall have qualified;			FOR	AGAINST	ABSTAIN
		2.	To ratify the selection of Pricewaterhouse- Coopers LLP as the Company’s independent auditor for 2004; and	☐	☐	☐
FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
☐	☐

01 William L. Bolster	05 Robert M. Lazarowitz	3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
02 Charles V. Doherty	06 Thomas C. Lockburner
03 Gary R. Griffith	07 Rodger O. Riney
04 Thomas M. Joyce

(Instructions: To withhold authority to vote for any nominee, strike a line through that nominee’s name in the list above.)

¬	PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature	Signature	Date
(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by duly authorized officer.)

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Δ    FOLD AND DETACH HERE    Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/nite		1-800-435-6710		Mark, sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to		your proxy card
Have your proxy card in hand when	OR	vote your proxy. Have your proxy	OR	and
you access the web site.		card in hand when you call.		return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

KNIGHT TRADING GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2004

The undersigned hereby appoints Thomas M. Joyce and John H. Bluher and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of Knight

Trading Group, Inc. (the “Company”) to be held on May 12, 2004 at 1:00 p.m. at Courtyard by Marriott Jersey

City/Newport, 540 Washington Boulevard, Jersey City, New Jersey 07310, and at any adjournment thereof,

and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated, such proxies will be voted in accordance with the Board of Directors’ recommendations as set forth herein with respect to such proposal(s).

Address Change/Comments (Mark the corresponding box on the reverse side)

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Δ    FOLD AND DETACH HERE    Δ